Aviat Networks to Delay Form 10-K Filing for Fiscal Year 2024

AUSTIN, Texas, September 11, 2024 -- Aviat Networks, Inc. (“Aviat Networks,” “Aviat,” or the “Company”), (Nasdaq: AVNW), the leading expert in wireless transport and access solutions,  announced today that it has filed a Notification of Late Filing on Form 12b-25 with respect to the Annual Report on Form 10-K for the fiscal year ended June 28, 2024.

Aviat has determined that it is unable to file, without unreasonable effort or expense, its Annual Report on Form 10-K for the fiscal year ended June 28, 2024 by the prescribed filing due date because the Company requires additional time to finalize its assessment of internal control over financial reporting and to complete certain closing processes and procedures. The Company is working diligently and expects to file the Form 10-K on or before the expiration of the fifteen calendar day extension period.

Management has identified certain material weaknesses in its preliminary assessment of internal control over financial reporting for the fiscal year ended June 28, 2024. The Company has initiated and will continue to implement measures designed to improve its internal control over financial reporting to remediate these material weaknesses with oversight from the Audit Committee of the Board of Directors and assistance from its external advisors.

In connection with the preparation of the Company’s annual financial statements for the fiscal year ended June 28, 2024, the Company identified certain errors impacting previously reported financial information for the fiscal years 2024 and 2023. While the Company currently believes the effects are not material to the previously issued consolidated financial statements for any of its prior reporting periods, it continues to evaluate to determine whether revision or restatement of prior periods is required.

The Company estimates the following results for the fiscal year ended June 28, 2024:

Revenues
•The Company estimates revenues for the year ended June 28, 2024 between $400 million and $409 million, compared to revenues of $347 million reported in the prior year ended June 30, 2023.
Operating income
•The Company estimates operating income for the year ended June 28, 2024 between $15 million and $20 million, compared to operating income of $26 million reported in the prior year ended June 30, 2023.
Net income
•The Company estimates net income for the year ended June 28, 2024 between $8 million and $12 million, compared to net income of $12 million reported in the prior year ended June 30, 2023.
Cash and cash equivalents
•The Company estimates cash and cash equivalents for the year ended June 28, 2024 of approximately $65 million compared to cash and cash equivalents of $22 million reported in the prior year ended June 30, 2023.
Debt
•The Company estimates total outstanding debt for the year ended June 28, 2024 of approximately $48 million. The company had no debt outstanding in the prior year ended June 30, 2023.

These figures are preliminary, unaudited and subject to change pending the filing of the 2024 Form 10-K.

Forward-Looking Statements
Certain matters discussed constitute forward-looking statements within the meaning of the federal securities laws. All statements contained in this notification that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the potential revision or restatement of certain historical financial statements, the material weaknesses in the Company’s internal control over financial reporting as of June 28, 2024, and the Company’s expectations regarding the timing of the filing of the Form 10-K. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from expectations include, but are not limited to the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the potential for additional material weaknesses in the Company’s internal controls over financial reporting or other potential control deficiencies of which the Company is not currently aware or which have not been detected; the risk that the completion and filing of the Form 10-K will take longer than expected; additional information that may arise during the finalization of the Form 10-K; and the risks discussed in detail in “Item 1A. Risk Factors” of the Company’s most recent Annual Report on Form 10-K, as updated by its other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

About Aviat Networks, Inc.
Aviat Networks, Inc. is the leading expert in wireless transport and access solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. Aviat is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Facebook and LinkedIn.

Investor Relations:
Andrew Fredrickson
Director, Corporate Development & Investor Relations
Phone: (512) 582-4626
Email: andrew.fredrickson@aviatnet.com